Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Expedia, Inc. for the registration of $750,000,000 of 5.95% Exchange Notes, due 2020 and to the incorporation by reference therein of our reports dated February 11, 2010, with respect to the consolidated financial statements of Expedia, Inc., and the effectiveness of internal control over financial reporting of Expedia, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Seattle, Washington

September 23, 2010